UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2008

MONSTER WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21571	13-3906555
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

622 Third Avenue
New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 351-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02                                       RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On January 31, 2008, Monster Worldwide, Inc. (the “Company”) announced its results of operations for the fourth quarter and year ended December 31, 2007.  A copy of the Company’s press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Included in the press release and the supplemental financial information issued by the Company and furnished herewith as Exhibits 99.1 and 99.2, are certain non-GAAP financial information as additional information for its operating results.  These measures are not in accordance with, or an alternative for, generally accepted accounting principles (“GAAP”) and may be different from non-GAAP measures reported by other companies.  The Company believes that its presentation of non-GAAP measures provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations.

Non-GAAP operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share all exclude certain pro forma adjustments including: ongoing costs associated with the stock option investigations, related litigation and potential fines or settlements; severance costs for former executive officers incurred in the second quarter of 2007; costs related to the measures taken by the Company in response to a security breach in August 2007; and the strategic restructuring actions initiated in the third quarter of 2007.  The Company uses these non-GAAP measures for reviewing the ongoing results of the Company’s core business operations and in certain instances, for measuring performance under certain of the Company’s incentive compensation plans. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Operating income before depreciation and amortization (“OIBDA”) is defined as income from operations before depreciation, amortization of intangible assets and amortization of stock based compensation.  The Company considers OIBDA to be an important indicator of its operational strength.  This measure eliminates the effects of depreciation, amortization of intangible assets and amortization of stock based compensation from period to period, which the Company believes is useful to management and investors in evaluating its operating performance.  OIBDA is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.

Free cash flow is defined as cash flow from operating activities less capital expenditures.  As a result of the adoption of SFAS 123(R) in 2006, free cash flow amounts in 2005 have been adjusted to exclude the income tax benefits on stock option exercises.  Free cash flow is considered a liquidity measure and provides useful information about the Company’s ability to generate cash after investments in property and equipment.  Free cash flow is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.  Free cash flow does not reflect the total change in the Company’s cash position for the period and should not be considered a substitute for such a measure.

Net cash is defined as cash and cash equivalents plus marketable securities, less total debt.  The Company considers net cash to be an important measure of liquidity and an indicator of its ability to meet its ongoing obligations.  The Company also uses net cash, among other measures, in evaluating its choices for capital deployment.  Net cash presented herein is a non-GAAP measure and may not be comparable to similarly titled measures used by other companies.

The information in this Item 2.02 and Exhibits 99.1 and 99.2 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

ITEM 7.01                                       REGULATION FD DISCLOSURE.

The Company has provided certain supplemental financial information that can be accessed directly at http://www.monsterworldwide.com/Q407.pdf or through the Company’s Investor Relations website at http://ir.monsterworldwide.com.  This information is attached hereto as Exhibit 99.2.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

	99.1	Press Release of the Company issued on January 31, 2008.

	99.2	Supplemental Financial Information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC.
(Registrant)

By:	/s/ Salvatore Iannuzzi
Name:	Salvatore Iannuzzi
Title:	Chairman of the Board, President and Chief Executive Officer

Date:  January 31, 2008